99.11 Effect of changes on Balance Sheets for March 31, 2012 and December 31, 2011 (000's, except for share amounts).

	March 31,	March 31,	March 31,	December 31,	December 31,	December 31,
	2012	2012	2012	2011	2011	2011
	As previously reported	Reclassify Primaloft to Discontinued	Updated Q2 2012	As previously reported	Reclassify Primaloft to Discontinued	Updated Q2 2012
ASSETS
Cash and cash equivalents	$140,925	$ -	$140,925	$118,909	$ -	$118,909
Accounts receivable, net	152,126	(2,098)	150,028	148,849	(1,338)	147,511
Inventories	138,299	(3,685)	134,614	133,649	(3,846)	129,803
Income taxes receivable and deferred	23,724	-	23,724	30,010	-	30,010
Prepaid expenses and other current assets	13,464	(102)	13,362	13,409	(60)	13,349
Current assets of discontinued operations	2,596	5,885	8,481	62,107	5,244	67,351
Total current assets	471,134	-	471,134	506,933	-	506,933

Property, plant and equipment, net	434,266	(444)	433,822	439,516	(563)	438,953
Intangibles	1,021	-	1,021	1,079	-	1,079
Goodwill	77,148	-	77,148	75,469	-	75,469
Deferred taxes	127,362	-	127,362	134,644	-	134,644
Other assets	36,448	-	36,448	22,504	-	22,504
Noncurrent assets of discontinued operations	279	444	723	50,783	563	51,346
Total assets	$1,147,658	-	$1,147,658	$1,230,928	-	$1,230,928

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$193	$ -	$193	$424	$ -	$424
Accounts payable	37,732	(2,571)	35,161	33,663	(955)	32,708
Accrued liabilities	104,989	(1,133)	103,856	105,649	(545)	105,104
Current maturities of long-term debt	30,145	-	30,145	1,263	-	1,263
Income taxes payable and deferred	7,010	-	7,010	8,766	-	8,766
Current liabilities of discontinued operations	2,675	3,704	6,379	20,946	1,500	22,446
Total current liabilities	182,744	-	182,744	170,711	-	170,711

Long-term debt	296,636	-	296,636	373,125	-	373,125
Other noncurrent liabilities	127,993	(54)	127,939	185,648	(52)	185,596
Deferred taxes and other credits	61,066	-	61,066	71,529	-	71,529
Noncurrent liabilities of discontinued operations	-	54	54	14,065	52	14,117
Total liabilities	668,439	-	668,439	815,078	-	815,078

Commitments and Contingencies	-	-		-	-

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-		-	-
Class A Common Stock, par value $.001 per
share; authorized 100,000,000 shares;
issued 36,585,004 in 2012 and 36,540,842 in 2011	37	-	37	37	-	37
Class B Common Stock, par value $.001 per
share; authorized 25,000,000 shares;
issued and outstanding 3,236,098 in 2012 and 2011	3	-	3	3	-	3
Additional paid in capital	391,611	-	391,611	391,495	-	391,495
Retained earnings	465,016	-	465,016	422,044	-	422,044
Accumulated items of other comprehensive income:
Translation adjustments	(6,244)	-	(6,244)	(19,111)	-	(19,111)
Pension and post retirement liability adjustments	(110,480)	-	(110,480)	(118,104)	-	(118,104)
Derivative valuation adjustment	(2,804)	-	(2,804)	(2,594)	-	(2,594)
Treasury stock (Class A), at cost 8,479,487 shares in 2012 and 2011	(257,920)	-	(257,920)	(257,920)	-	(257,920)
Total shareholders' equity	479,219	-	479,219	415,850	-	415,850
Total liabilities and shareholders' equity	$1,147,658	$ -	$1,147,658	$1,230,928	$ -	$1,230,928